EXHIBIT (a)(1)(i)

SAFEWAY INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

TO PURCHASE COMMON STOCK

FOR A NUMBER OF REPLACEMENT OPTIONS ACCORDING TO AN EXCHANGE FORMULA

THIS OFFER AND WITHDRAWAL RIGHTS EXPIRE

AT 5:00 P.M., PACIFIC (CALIFORNIA) TIME ON OCTOBER 5, 2004

UNLESS THIS OFFER IS EXTENDED

Safeway Inc., which is sometimes referred to herein as “the Company,” “Safeway,” “our,” “us” and “we,” is offering eligible employees the opportunity to exchange outstanding options having an exercise price greater than US$35.00 per share (“eligible options”) to purchase shares of Safeway’s common stock, par value $0.01 per share (“common stock”), for a number of replacement options according to an exchange formula. Safeway is also offering eligible employees the opportunity to exchange outstanding stock rights (“Rights”) consisting of an option to purchase shares of common stock and a corresponding stock appreciation right (“SAR”) having a base price (“base price”) greater than the Canadian dollar equivalent of $35.00 U.S. dollars per share as determined by the Canadian dollar/U.S. dollar exchange rate on the initial grant date of such Rights (an “eligible Right”), for replacement Rights according to the same exchange formula.

This Offer to Exchange Certain Outstanding Options, dated September 7, 2004 (the “offer to exchange”), relates to an offer to eligible employees to exchange eligible options, outstanding under the 1999 Amended and Restated Equity Participation Plan of Safeway Inc., as amended (the “1999 Equity Participation Plan”) for replacement options (the “replacement options”) to purchase shares of Safeway’s common stock to be granted under the 1999 Equity Participation Plan, upon the terms and subject to the conditions set forth in the offer to exchange and the related Safeway Stock Option Exchange Form (the “election form” and, together with the offer to exchange, as they may be amended from time to time, the “offer”).

This offer to exchange also relates to an offer by Safeway to exchange eligible Rights consisting of options to purchase shares of common stock outstanding under the 1999 Equity Participation Plan, together with corresponding SARs outstanding under the 2001 Amended and Restated Share Appreciation Rights Plan of Canada Safeway Limited, as amended (“Share Appreciation Rights Plan”), for replacement Rights. Such replacement Rights (the “replacement Rights”) will consist of options to purchase shares of Safeway’s common stock to be granted under the 1999 Equity Participation Plan and corresponding SARs under the Share Appreciation Rights Plan, upon the terms and subject to the conditions set forth in the offer. When the terms “options,” “replacement options,” “surrendered options,” or “eligible options” are used in this offer, they are intended to also refer to the Rights, replacement Rights, surrendered Rights and eligible Rights, as the case may be. When the term “exercise price” is used in this offer to exchange, in the case of Rights, it is also intended to refer to the “base price” for the Rights.

We expect to grant the replacement options and the replacement Rights on or promptly after the date that is at least six months and one day after the expiration of this offer. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related Stock Option Exchange Form (“election form” which together, as they may be amended from time to time, constitute the “offer,” the “exchange program” or the “program”). Participation in the exchange program is voluntary.

You are eligible to participate in the exchange program only if you:

•	are an employee of Safeway or any of its subsidiaries on September 7, 2004;

•	reside in the United States or Canada;

•	are not one of the following individuals: an executive officer of Safeway, an officer of Safeway at the level of Senior Vice President or above at the time the exchange program was approved by stockholders, or one of the members of our board of directors;

•	remain an employee who meets the above requirements (“eligible employee”) through the expiration of this offer; and

•	hold at least one eligible option (or Right) on September 7, 2004.

The outstanding options that you hold under the 1999 Equity Participation Plan give you the right to purchase shares of our common stock once you exercise those options by paying the applicable exercise price of those options. When we use the term “option” in this offer, we refer to the actual options you hold to purchase shares of our common stock and not the shares underlying those options.

If you are or have been in the past an employee of Canada Safeway Limited (“Canada Safeway”), you may have been granted Rights consisting of options outstanding under the 1999 Equity Participation Plan which are coupled with SARs outstanding under the Share Appreciation Rights Plan. When we use the term “Rights,” we refer to the actual options and SARs you hold to purchase shares of our common stock and not the shares underlying those Rights. It is the eligible Rights which you will be entitled to exchange for replacement Rights. The option component of the Right cannot be exchanged without exchanging the corresponding SAR component and vice versa. To the extent applicable, all terms, conditions and qualifications pertaining to the exchange of eligible options by eligible employees of Safeway will apply to the exchange of eligible Rights.

If you elect to exchange options, you will not be eligible to receive replacement options unless you continue to be employed by Safeway or any of its subsidiaries, and continue to reside in the United States or Canada, through the replacement grant date.

Each eligible employee who accepts the offer will receive a replacement option to purchase common stock in exchange for eligible options to purchase common stock that are accepted for exchange and cancelled. The number of shares underlying the replacement options will be determined according to an exchange formula that is intended to provide participating employees with replacement options having an estimated value equal to the estimated value of their surrendered options, based upon the assumptions described in Section 7 of this offer to exchange. We calculated the values of the surrendered options and the replacement options using the Black-Scholes valuation option pricing model. If you elect to exchange Rights, the same exchange formula will be applied to determine the number of replacement Rights you will be eligible to receive in exchange for your eligible Rights that are accepted for exchange and cancelled.

If you are eligible to participate and you elect to exchange eligible options, you must exchange all or none of the outstanding eligible options that were granted to you on a single grant date with the same grant number and at the same exercise price. If you have previously exercised a portion of your eligible options granted on a single grant date with the same grant number and at the same exercise price, only the portion of those options which have not yet been exercised will be eligible to be exchanged in this program.

All eligible options we accept pursuant to the offer will be cancelled shortly following the expiration of the offer, currently scheduled for 5:00 p.m. Pacific (California) Time on October 5, 2004, and options accepted for exchange and cancelled will no longer be exercisable after that time. The eligible options that are accepted for exchange and cancelled are referred to herein as the “options accepted for exchange,” the “cancelled options” or the “surrendered options.” When these terms are used in this offer to exchange, they are intended to also refer to the Rights accepted for exchange and cancelled.

We will grant the replacement options on or promptly after the first business day that is at least six months and one day from the date we cancel the options accepted for exchange (the date on which we grant the replacement options being referred to as the “replacement grant date”). When the term “replacement grant date” is used in this offer, it is intended to also refer to the date on which we grant replacement Rights.

If you elect to exchange options or Rights as described in this offer, your election is accepted, you remain an employee of Safeway or any of its subsidiaries, and you remain a resident of the U.S. or Canada through the replacement grant date, we will grant you replacement options under the 1999 Equity Participation Plan, and we will grant you replacement Rights under the 1999 Equity Participation Plan and the Share Appreciation Rights Plan, as the case may be.

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The replacement options (or Rights) will:

•	have a per share exercise price equal to the closing sales price of our common stock as quoted on the New York Stock Exchange on the replacement grant date (the per share base price of the SAR component of a replacement Right will be the Canadian dollar equivalent of such closing sales price of our common stock as determined by reference to the Canadian dollar/U.S. dollar exchange rate as reported in the Wall Street Journal on the replacement grant date);

•	vest and become exercisable in five equal annual increments beginning on the one-year anniversary of the replacement grant date, conditioned upon continued employment with Safeway or any of its subsidiaries. This means that all replacement options will be completely unvested and unexercisable on the replacement grant date, regardless of whether the surrendered options were partially or wholly vested or exercisable prior to their replacement. The replacement options will have a six-year term, with one-fifth of the replacement options vesting each year for five years beginning one year from the replacement grant date. Consequently, replacement options granted for surrendered options that were fully vested, partially vested or unvested at the time they are cancelled will fully vest five years from, and will expire six years from, the replacement grant date; and

•	not be treated as incentive stock options for U.S. federal income tax purposes.

Because we will not grant replacement options (or Rights) until at least six months and one day after the date we cancel the options accepted for exchange, the replacement options (and the SAR component of a Right) may have a greater per share exercise price or base price, as the case may be, than some or all of your surrendered options or Rights. Also, because an employee must be employed by Safeway or one of its subsidiaries on the replacement grant date in order to be granted replacement options, even if you elect to exchange options, you will not be granted replacement options if you are not so employed by Safeway or any of its subsidiaries on the replacement grant date.

The terms and conditions of the replacement options will be similar to the cancelled options, except for the new option exercise price, the new term and the new vesting and exercisability schedule. If you are a U.S. resident, your replacement options will be non-qualified stock options for U.S. federal income tax purposes.

Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should elect to exchange or refrain from electing to exchange your options. You must make your own decision whether to elect to exchange your options.

This offer is not conditioned upon a minimum aggregate number of options being elected for exchange. This offer is subject to certain conditions which we describe in Schedule A of this offer to exchange and the terms described in this offer.

Shares of our common stock are quoted on the New York Stock Exchange under the symbol “SWY.” On August 30, 2004, the closing sales price of our common stock as quoted on the New York Stock Exchange was $20.53 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

As of August 30, 2004, options to purchase approximately 38,164,466 shares of our common stock were issued and outstanding under all of Safeway’s stock option plans. Of these options, eligible employees held eligible options to purchase a total of approximately 23,824,832 shares of our common stock. The shares of common stock issuable upon exercise of options we are offering to exchange represent approximately 4.12% of the total shares of our common stock outstanding as of August 30, 2004.

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IMPORTANT

If you wish to elect to exchange your options, you must complete and submit the Safeway Stock Option Exchange Form in accordance with its instructions, and send it to us by interoffice mail, facsimile ((925) 226-5314) or regular mail to 4410 Rosewood Drive, Pleasanton, CA 94588, Attn: Nicole Callender, Stock Administration. You may also complete and submit the election form on our internet site at www.safewayexchange.com. To participate, your election form must be received no later than 5:00 p.m. Pacific (California) Time on October 5, 2004, unless the offer is extended. You will receive a confirmation by e-mail or mail, at our discretion, promptly after receipt of your completed election form. If your options are properly elected for exchange and accepted by us for exchange, you will receive a final confirmation notice promptly following the expiration of this offer. The final confirmation notice will confirm that your options have been accepted for exchange and cancelled. If you have technical difficulties with our internet site, please contact Safeway’s Stock Option Exchange hotline at 1-877-SWY-EXCH (1-877-799-3924) or e-mail: info@safewayexchange.com.

We are not making this offer to, nor will we accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which this offer or the acceptance of any election to exchange options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary or desirable for us to make this offer to option holders in any such jurisdiction.

SAFEWAY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. SAFEWAY HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED STOCK OPTION EXCHANGE FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY SAFEWAY.

NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OF SAFEWAY OR ANY OF ITS SUBSIDIARIES OR TO AFFECT OUR RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF EMPLOYMENT, WAGES OR COMPENSATION. THE EMPLOYMENT RELATIONSHIP BETWEEN SAFEWAY OR ITS SUBSIDIARIES AND EACH EMPLOYEE REMAINS “AT WILL.”

SAFEWAY RESERVES THE RIGHT TO AMEND OR TERMINATE THE 1999 EQUITY PARTICIPATION PLAN AND/OR THE SHARE APPRECIATION RIGHTS PLAN AT ANY TIME, AND THE GRANT OF AN OPTION UNDER THE 1999 EQUITY PARTICIPATION PLAN OR ANY OF SAFEWAY’S OTHER STOCK OPTION PLANS AND THIS OFFER TO EXCHANGE, OR THE GRANT OF STOCK APPRECIATION RIGHTS UNDER THE SHARE APPRECIATION RIGHTS PLAN, DOES NOT IN ANY WAY OBLIGATE SAFEWAY TO GRANT ADDITIONAL RIGHTS, OPTIONS AND/OR SARS OR OFFER FURTHER OPPORTUNITIES TO PARTICIPATE IN ANY OFFER TO EXCHANGE IN ANY FUTURE YEAR. THE GRANT OF ANY RIGHT, OPTION AND/OR SARS AND ANY FUTURE RIGHTS, OPTIONS AND/OR SARS GRANTED UNDER ANY PLAN OR IN RELATION TO THIS OFFER TO EXCHANGE IS WHOLLY DISCRETIONARY IN NATURE AND IS NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION THAT IS OR WOULD BE SUBJECT TO SEVERANCE, RESIGNATION, REDUNDANCY, TERMINATION OR SIMILAR PAY, OTHER THAN TO THE EXTENT REQUIRED BY APPLICABLE LAW.

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TABLE OF CONTENTS

STOCK OPTION EXCHANGE PROGRAM

SCHEDULE A	CONDITIONS OF THIS OFFER
SCHEDULE B	INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF SAFEWAY INC.

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INDEX TO SUMMARY TERM SHEET

EXCHANGE PROGRAM DESIGN		1
1.	What is the stock option exchange program?	1
2.	Why are we making this offer to exchange?	1
3.	How does this exchange work?	2
4.	How many shares will I receive upon exercise of the replacement options?	2
5.	What securities are we offering to exchange?	3
6.	Who is eligible to participate in this exchange?	3
7.	What if I leave Safeway or change my place of residence between the date my options are cancelled and the replacement grant date?	4
8.	Why can’t Safeway just reprice my options?	4
9.	Why won’t I receive my replacement options immediately after the expiration of this offer?	4
10.	Why can’t I just be granted additional options?	4
11.	If I participate, what will happen to my surrendered options?	5
12.	What happens to eligible options that I choose not to exchange or that you do not accept for exchange?	5
13.	Am I eligible to receive future grants if I participate in this exchange?	5
14.	What are the conditions to this offer?	5
15.	If I hold eligible Rights, are there any material differences in my rights to participate in the offer as compared to the rights of holders of eligible options?	5

ADMINISTRATION AND TIMING OF PROGRAM		6
16.	How do I participate in this offer to exchange?	6
17.	How do I find out the details about my existing stock options?	6
18.	What is the deadline to elect to exchange and how do I elect to exchange?	6
19.	What will happen if I do not turn in my form by the deadline?	6
20.	During what period of time can I withdraw previously elected options?	6
21.	Which options (and Rights) can be exchanged?	7
22.	Can I exchange the remaining portion of an eligible option that I have already partially exercised?	7
23.	Can I select which portion of an eligible option to exchange?	7
24.	Can I exchange both vested and unvested eligible options?	7
25.	What will be the per share exercise price of my replacement option?	7
26.	When will I receive my replacement option?	8
27.	When will the replacement options vest and become exercisable?	8
28.	What will be the terms and conditions of my replacement options?	8
29.	What if my employment with Safeway or any of its subsidiaries is terminated after the replacement options are granted?	9
30.	What happens if Safeway is subject to a change in control AFTER the replacement options are granted?	9
31.	What happens if Safeway is subject to a change in control BEFORE the replacement options are granted?	9
32.	Are there other circumstances where I would not be granted replacement options?	9
33.	After the replacement grant date, what happens if my options end up underwater again?	10
34.	Are there any administrative or timing differences for employees holding eligible Rights?	10

OTHER IMPORTANT QUESTIONS		10
35.	Does Safeway plan to make any company-wide option grants between the cancellation date and the replacement grant date?	10
36.	Are there any U.S. federal income tax or Canadian income tax consequences to my participation in this exchange?	11
37.	How should I decide whether or not to participate?	11
38.	What do the officers and the members of our board of directors think of this offer?	11
39.	What are some of the potential risks if I choose to exchange my outstanding eligible option grants?	11
40.	Who can I talk to if I have questions regarding this exchange program?	12
41.	If I hold eligible Rights, can I exchange the option component thereof without exchanging the
	corresponding SAR, or can I exchange a SAR without exchanging the corresponding option?	12
42.	What happens if I hold both eligible options and eligible Rights?	12

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STOCK OPTION EXCHANGE PROGRAM

SUMMARY TERM SHEET

FREQUENTLY ASKED QUESTIONS

The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the following questions and answers as well as the Stock Option Exchange Program Overview (referred to in this document as the offer to exchange) and the election form. We have included section references to the remainder of this offer to exchange where you can find a more complete description of the topics in this question and answer summary. Because each of you is in a different financial situation, we suggest that you consult with your personal financial and tax advisors before deciding to participate in the exchange. Please review to ensure that you are making an informed decision regarding your participation in this exchange program.

For your ease of use, the questions have been separated into three sections:

1.	Exchange Program Design

2.	Administration and Timing of Program

3.	Other Important Questions

EXCHANGE PROGRAM DESIGN

1.	What is the stock option exchange program?

The stock option exchange program is an offer by Safeway to allow eligible employees of Safeway and its subsidiaries to exchange their outstanding options that have an exercise price greater than US$35.00 per share for new replacement options. The number of replacement options that will be granted in the exchange will be determined by the exchange formula described below. The replacement options will be granted no sooner than April 7, 2005 for reasons that are more fully described below and will have terms similar to the existing options, except for a new exercise price, vesting schedule and expiration date.

2.	Why are we making this offer to exchange?

We are making this offer because approximately 50% of our outstanding stock options have exercise prices significantly above our recent trading prices. Since the early 1990s, Safeway has relied on stock options in a broad-based way as a critical component of our employees’ compensation. We feel strongly that it has helped us drive the business and lower costs during the turnaround years and into the late 1990s. Stock options are intended to encourage our employees to act as owners, which helps align their interests with those of our stockholders. An additional objective of both our 1999 Equity Participation Plan and Share Appreciation Rights Plan is to motivate and reward personnel whose long-term employment is considered essential to Safeway’s continued progress and to encourage them to remain in the employment of Safeway and its subsidiaries. However, the recent general market environment has had a negative impact on our program’s ability to meet these objectives. As a result of a stock market decline in 2001-2002, a major component of our total compensation package has been significantly weakened, and many of our employees perceive that their options are of limited or no value. We believe that this offer to exchange will give our employees the potential opportunity to recoup the value of their options granted under the plan.

This exchange program is VOLUNTARY and will allow eligible employees to choose whether to keep their existing stock options at existing exercise prices, vesting schedules and expiration dates or to exchange those options for replacement options with a new exercise price, vesting schedule and expiration date to be granted at least six months and one day after the cancellation of existing options. We hope that this program will enable our employees to improve their overall position in their stock option holdings, but this cannot be guaranteed considering the ever-present risks associated with a volatile and unpredictable stock market. By making this offer to exchange we intend to provide our eligible employees with the compensatory benefit of owning options that over time may have a greater potential to increase in value. In addition, we hope to create better performance incentives for our eligible employees and thereby maximize stockholder value. (See Section 2 of this offer for more information.)

3.	How does this exchange work?

We are offering to exchange eligible options that have an exercise price greater than US$35.00 per share for a predetermined number of replacement options, rounded down to the nearest whole share, based on the exchange formula described below. The options that you hold give you the right to purchase shares of our common stock once you exercise those options by paying the applicable exercise price of those options. Thus, when we use the term “option” in this offer, we refer to the actual options you hold (or the actual Rights you hold) to purchase shares of our common stock and not the shares underlying those options.

New stock options (also referred to as replacement options) will be granted on or promptly after the first business day that is at least six months plus one day after the surrendered options are cancelled at an exercise price equal to the closing sales price of our common stock on the date of the grant as quoted on the New York Stock Exchange. If you elect to exchange Rights, the base price of the SAR component of your replacement Rights will be the Canadian dollar equivalent of the closing sales price of our common stock on the date of the grant as quoted on the New York Stock Exchange, as determined by reference to the Canadian/U.S. dollar exchange rate as reported in the Wall Street Journal on the replacement grant date.

Participating in the exchange program requires an eligible employee to make a voluntary election to tender eligible stock options before 5:00 p.m. Pacific (California) Time on October 5, 2004, unless this offer is extended, after which time such election will be irrevocable.

The exchange formula is intended to provide participating employees with replacement options having an estimated value equal to the estimated value of their surrendered options. After consultation with an independent third party compensation consultant, we developed a valuation methodology by which we calculated, using the Black-Scholes valuation option pricing model and assumptions developed under that model, the estimated value of each surrendered option and the estimated value of each replacement option. The estimated aggregate value of the surrendered option is divided by the estimated value of the replacement option per share to determine the number of shares subject to replacement options that will be granted on the replacement date. If you elect to exchange Rights, the same exchange formula will be applied to determine the number of replacement Rights you will be eligible to receive in exchange for your eligible Rights that are accepted for exchange and cancelled. (See Section 7 of this offer for more information.)

Unless prevented by law or applicable regulations, options accepted for exchange will be replaced with options granted under the 1999 Equity Participation Plan, and Rights accepted for exchange will be replaced with Rights granted under the 1999 Equity Participation Plan and the Share Appreciation Rights Plan. (See Sections 1, 7 and 10 of this offer for more information.)

Vesting and exercisability of replacement options for eligible employees will begin one year from the replacement grant date of the replacement options. This means that all replacement options will be completely unvested and unexercisable on the replacement grant date, regardless of whether the surrendered options were partially or wholly vested or exercisable.

Replacement options for vested and unvested surrendered options will vest in five equal annual increments beginning one year from the replacement grant date of the replacement options. Replacement options and replacement Rights will expire six years after the replacement grant date, unless terminated earlier under their terms. (See Section 7 of this offer for more information.)

4.	How many shares will I receive upon exercise of the replacement options?

The election form we have provided to you includes an individualized statement of the number of shares that will be issuable upon exercise of any replacement option that would be issued to you if you exchange eligible options in the offer. We determined the number of shares underlying the replacement option grants pursuant to an exchange formula described in Section 7 of this offer.

5.	What securities are we offering to exchange?

We are offering eligible employees the opportunity to exchange outstanding options to purchase shares of our common stock (“eligible options”) that (1) have an exercise price greater than US$35.00 per share and (2) are held by eligible employees who remain eligible from the date of this offer through the expiration of the offer for replacement options to be granted on the replacement grant date, subject to the terms and conditions of this offer.

We are also offering eligible employees the opportunity to exchange outstanding Rights consisting of an option to purchase shares of common stock, together with a corresponding stock appreciation right (“SAR”) having a base price (“base price”) greater than the Canadian dollar equivalent of US$35.00 per share (an “eligible Right”) as determined by the Canadian dollar/U.S. dollar exchange rate on the initial grant date of such Right, for replacement Rights according to the same exchange formula described in Section 7 of this offer.

The new base price per share for the SAR component of any replacement Rights will be the Canadian dollar equivalent of the closing sales price of common stock of Safeway as quoted on the New York Stock Exchange on the replacement grant date; such Canadian dollar equivalent being determined by reference to the Canadian dollar/U.S. dollar exchange rate as reported in the Wall Street Journal on the replacement grant date. The exercise price of the option component of the replacement Rights will be the same as that of the existing option component, namely, the fair market value of common stock of Safeway on the date of exercise. As is the case with all Rights, if you exercise your replacement Rights, Canada Safeway will fund the portion of the exercise price of the option that is in excess of the base price of the corresponding SAR.

When the terms “options,” “replacement options,” “surrendered options” and “eligible options” are used in this offer to exchange, they are intended to also refer to the Rights, replacement Rights, surrendered Rights and eligible Rights, as the case may be, unless we specifically state otherwise. When the term “exercise price” is used in this offer to exchange, it is also intended to refer to the “base price” for the Rights, unless we specifically state otherwise.

6.	Who is eligible to participate in this exchange?

Safeway employees are eligible to participate in the exchange program only if they:

•	are employees of Safeway or any of its subsidiaries on September 7, 2004;

•	reside in the United States or Canada;

•	are not one of the following individuals: an executive officer of Safeway, an officer of Safeway at the level of Senior Vice President or above at the time the exchange program was approved by stockholders, or one of the members of our board of directors;

•	remain an employee who meets the above requirements through the expiration of this offer; and

•	hold at least one eligible option (or Right) on September 7, 2004.

Employees of Safeway or any of its subsidiaries who reside in countries other than the United States or Canada are not eligible to participate.

Summaries of the tax consequences of participating in the exchange in the United States and Canada are included in this offer to exchange. (See Sections 12 and 13 of this offer for more information.)

7.	What if I leave Safeway or change my place of residence between the date my options are cancelled and the replacement grant date?

If you cease to be employed by Safeway or any of our subsidiaries, whether voluntarily, involuntarily, or for any other reason, before your replacement options are granted, you will not have a right to any stock options that were previously cancelled and you will not have a right to any stock options that would have been granted on the replacement grant date. Also, if you change your place of residence to a country other than the United States or Canada, you will not have a right to any stock options that were previously cancelled and you will not have a right to any stock options that would have been granted on the replacement grant date. The election form will not be revocable after 5:00 p.m. Pacific (California) Time on October 5, 2004 unless this offer is extended.

THEREFORE, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF SAFEWAY OR ANY OF ITS SUBSIDIARIES, AS DESCRIBED ABOVE, FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS IN EXCHANGE FOR YOUR OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND YOU WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS ELECTED TO BE SURRENDERED, EVEN IF THE OPTIONS YOU ELECTED TO EXCHANGE WERE FULLY OR PARTIALLY VESTED. (See Section 1 of this offer for more information.)

8.	Why can’t Safeway just reprice my options?

In 1998, the Financial Accounting Standards Board (FASB) adopted unfavorable accounting charge rules for companies that reprice options. Under those rules, if we were to simply reprice options, our potential for profitability would have been diminished, as we would have been required to take a charge against earnings on any future appreciation of the repriced options. At the time the option exchange program was initially proposed to stockholders, the program was structured to minimize the potential compensation expense the Company would have been required to record under these rules. For this reason, the repricing of options was not proposed to Company’s stockholders. (See Section 10 of this offer for more information.)

9.	Why won’t I receive my replacement options immediately after the expiration of this offer?

As explained above, at the time the option exchange program was initially proposed to our stockholders, the program was structured to minimize the potential compensation expense the Company would be required to record. Under the accounting rules currently applicable to the Company, if we were to grant the replacement options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record a compensation expense against our earnings on any appreciation of the replacement options in the period that appreciation occurs. By deferring the grant of the replacement options for at least six months and one day, the accounting rules currently applicable to the Company would generally only require us to record a compensation expense against our earnings equal to the difference between the aggregate exercise price of the replacement options and the fair market value of the stock subject to such options on the date of grant. As the replacement options will be granted with an exercise price equal to the fair market value on the date of grant, at the time we initially structured the program, we did not expect to incur a compensation expense in connection with the option exchange program.

In May 2004, the Company announced its intention to begin expensing the grant of stock options in 2005. As a result, the Company will be required to record a compensation expense in connection with the grant of the replacement options (even though the replacement options will be granted more than six months and one day after the cancellation of the original options), however, we do not expect this compensation expense to be material.

10.	Why can’t I just be granted additional options?

Because of the large number of options with exercise prices greater than US$35.00 per share, an additional grant of new options to all of these option holders could have a negative effect on our stock dilution and outstanding shares.

11.	If I participate, what will happen to my surrendered options?

Options that you elect to exchange under this program will be cancelled on October 6, 2004, unless we extend this offer, in which case such options will be cancelled on the expiration of the offer as extended. The shares of common stock subject to those options will be returned to the pool of shares available for the grant of new options under the 1999 Equity Participation Plan under which the options subject to an election for exchange were granted.

With respect to eligible Rights, the option component of the Right that you elect to exchange under this program together with the corresponding SAR component will be cancelled on October 6, 2004, unless we extend this offer, in which case such Rights will be cancelled on the expiration of the offer as extended. The shares of common stock subject to the option component of the Rights will be returned to the pool of shares available for the grant of replacement options under the 1999 Equity Participation Plan, and the corresponding SAR component of such Rights may be again awarded under the Share Appreciation Rights Plan, subject to the limitations thereof. (See Section 10 of this offer for more information.)

12.	What happens to eligible options that I choose not to exchange or that you do not accept for exchange?

Eligible options that you choose not to exchange or that we do not accept for exchange remain outstanding and retain their existing terms, including the existing exercise price, vesting schedule and expiration date.

13.	Am I eligible to receive future grants if I participate in this exchange?

Participants in this program are ineligible for any additional stock option grants until after the replacement grant date. After the replacement grant date, participants in this program will be eligible for future stock option grants under the terms and conditions of the 1999 Equity Participation Plan and the Share Appreciation Rights Plan. If you are recommended for an option grant prior to the replacement grant date and the recommendation is approved, those option grants will be made after the replacement grant date if you are then an eligible employee. (See Section 5 of this offer for more information.)

14.	What are the conditions to this offer?

This offer is subject to a number of conditions including the conditions described in Schedule A. This offer is not conditioned upon a minimum aggregate of options being elected for exchange. (See Schedule A of this offer for more information.)

15.	If I hold eligible Rights, are there any material differences in my rights to participate in the offer as compared to the rights of holders of eligible options?

Generally speaking, there is no difference between the offer relating to eligible employees holding eligible Rights and the offer relating to holders of eligible options.

As long as holders of eligible Rights are otherwise eligible employees, such employees will be entitled to exchange eligible Rights for replacement Rights in the exchange program in the same manner as other eligible employees holding eligible options. However, it is the eligible Rights which the eligible employees holding such Rights will be entitled to exchange for replacement Rights. The option component of the Right cannot be exchanged without exchanging the corresponding SAR component and vice versa.

To the extent applicable, all terms, conditions and qualifications pertaining to the exchange of eligible options by eligible employees will apply to the exchange of eligible Rights by eligible employees holding such eligible Rights. (See Section 7 of this offer for more information.)

ADMINISTRATION AND TIMING OF PROGRAM

16.	How do I participate in this offer to exchange?

If you wish to elect to exchange your options, you must complete and submit the Safeway Stock Option Exchange Form in accordance with its instructions, and send it to us by interoffice mail, facsimile ((925) 226-5314) or regular mail to 4410 Rosewood Drive, Pleasanton, CA 94588, Attn: Nicole Callender, Stock Administration. You may also complete and submit the election form on our internet site at www.safewayexchange.com. To participate, your election form must be received no later than 5:00 p.m. Pacific (California) Time on October 5, 2004, unless the offer is extended. You can print the confirmation statement when you submit your election form electronically. You will receive a confirmation by e-mail (if you have provided us with an e-mail address) or mail, at our discretion, promptly after receipt of your completed election form. If your options are properly elected for exchange and accepted by us for exchange, you will receive a final confirmation notice promptly following the expiration of this offer. The final confirmation notice will confirm that your options have been accepted for exchange and cancelled.

If you have technical difficulties with our internet site, please contact Safeway’s Stock Option Exchange hotline: 1-877-SWY-EXCH or 1-877-799-3924 or by e-mail to info@safewayexchange.com.

17.	How do I find out the details about my existing stock options?

Information on your eligible options were mailed to your home on August 27, 2004 and September 7, 2004 and are available on the stock option exchange website located at http://www.safewayexchange.com. In addition, you may contact Safeway’s Stock Option Exchange hotline at 1-877-SWY-EXCH or 1-877-799-3924.

18.	What is the deadline to elect to exchange and how do I elect to exchange?

The deadline to participate in this program is 5:00 p.m. Pacific (California) Time on October 5, 2004 unless the offer is extended by us. This means that your completed election form must be received by Safeway before that time. You can print the confirmation statement when you submit your election form electronically. You will receive a confirmation by e-mail (if you have provided us with an e-mail address) or mail, at our discretion, promptly after receipt of your completed election form. We may, in our discretion, extend this offer at any time, but we cannot assure you that this offer will be extended or, if extended, for how long. If this offer is extended, we will make a public announcement of the extension no later than 6:00 a.m. Pacific (California) Time on the next business day following the previously scheduled expiration of this offer. If this offer is extended, you must deliver your election form before the extended expiration of this offer.

We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept options properly and timely elected for exchange that are not validly withdrawn. Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept all options properly elected for exchange promptly after the expiration of this offer. (See Section 3 of this offer for more information.)

19.	What will happen if I do not turn in my form by the deadline?

If you do not turn in your election form or make an electronic election by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and original terms. (See Sections 1 and 3 of this offer for more information.)

20.	During what period of time can I withdraw previously elected options?

You can withdraw or change your previously submitted election to exchange options at any time before 5:00 p.m. Pacific (California) Time on October 5, 2004. If this offer is extended by us beyond that time, you can withdraw or change your election at any time until the extended expiration of this offer. To change your previously submitted election, you must submit a new Safeway Stock Option Exchange Form in the same manner described above, or make an electronic election on the Safeway Stock Option Exchange website, and we must receive the change of election notice before the election deadline. To withdraw your previously submitted election, submit a new form or make a new electronic election that does not select any option grants. It is your responsibility to confirm that we have received your correct election form before the deadline. In all cases, the last election form submitted and received prior to the deadline date will prevail.

If we have not accepted your options elected for exchange by 5:00 p.m. Pacific (California) Time on November 1, 2004, you can also withdraw your options elected for exchange after November 1, 2004. (See Section 4 of this offer for more information.)

21.	Which options (and Rights) can be exchanged?

If you are eligible to participate in this offer, you may only elect to exchange outstanding options that have an exercise price greater than US$35.00 per share and that are outstanding under our 1999 Equity Participation Plan. If you are eligible to participate in this offer, you may also elect to exchange outstanding Rights that have a base price greater than the Canadian dollar equivalent of US$35.00 per share (as determined by the Canadian dollar/U.S. dollar exchange rate on the initial grant date of such Rights) and that are outstanding under our 1999 Equity Participation Plan and Share Appreciation Rights Plan. If you elect to submit an eligible option (or Right) for exchange, all outstanding options (or Rights) granted to you on the same grant date with the same grant number and at the same exercise price (or base price) will be submitted for exchange—you may not submit only a portion of those options (or Rights) for exchange. (See Section 1 of this offer for more information.)

22.	Can I exchange the remaining portion of an eligible option that I have already partially exercised?

Yes, any remaining outstanding, unexercised eligible options can be surrendered. If you have previously exercised a portion of your options granted on a single grant date with the same grant number and at the same exercise price, only the portion of those options which have not yet been exercised will be eligible to be surrendered in this program. The replacement option grant will only replace options that are cancelled following the expiration of this offer.

23.	Can I select which portion of an eligible option to exchange?

No. You cannot partially cancel an outstanding eligible option. If you choose to exchange an option, all outstanding, unexercised options within that grant (that is, all outstanding options granted to you under the same grant number on the same grant date and at the same exercise price) will be surrendered and cancelled.

24.	Can I exchange both vested and unvested eligible options?

Yes. You can exchange eligible options, whether or not they are vested.

25.	What will be the per share exercise price of my replacement option?

The exercise price per share for the replacement options will be the closing sales price of our common stock as quoted on the New York Stock Exchange on the replacement grant date. BECAUSE WE WILL NOT GRANT REPLACEMENT OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, THE REPLACEMENT OPTIONS COULD HAVE A GREATER PER SHARE EXERCISE PRICE THAN SOME OR ALL OF YOUR SURRENDERED OPTIONS. (See Sections 2 and 7 of this offer for more information.)

With respect to replacement Rights, the per share base price of the SAR component of the replacement Rights will be the Canadian dollar equivalent of the closing sales price of common stock of Safeway as quoted on the New York Stock Exchange on the replacement grant date; such Canadian dollar equivalent being determined by reference to the Canadian dollar/U.S. dollar exchange rate as reported in the Wall Street Journal on the replacement grant date. The exercise price of the option component of the replacement Rights will be the same as that of the existing option component, namely, the fair market value of common stock of Safeway on the date of exercise. As is the case with all Rights, if you exercise your replacement Rights, Canada Safeway will fund the portion of the exercise price of the option that is in excess of the base price of the corresponding SAR. BECAUSE WE WILL NOT GRANT REPLACEMENT RIGHTS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE RIGHTS ACCEPTED FOR EXCHANGE, THE SAR COMPONENT OF THE REPLACEMENT RIGHTS COULD HAVE A GREATER PER SHARE BASE PRICE THAN SOME OR ALL OF YOUR SURRENDERED RIGHTS. (See Section 7 of this offer for more information.)

26.	When will I receive my replacement option?

We will grant the replacement options no sooner than the first business day that is at least six months and one day from the date we cancel options elected for exchange. If we cancel options elected for exchange on October 6, 2004, which is the first business day following the scheduled expiration of this offer, the replacement grant date of the replacement options will be no earlier than April 7, 2005. (See Section 5 of this offer for more information.)

27.	When will the replacement options vest and become exercisable?

Replacement options for eligible employees will vest and become exercisable in five equal annual increments beginning one year from the replacement grant date. This means that all replacement options will be completely unvested and unexercisable on the replacement grant date, regardless of whether the surrendered options were partially or wholly vested or exercisable. The replacement options will have a new vesting schedule, with one-fifth of the options vesting each year for five years beginning one year after the replacement grant date. Consequently, replacement options granted for surrendered options that were either fully vested, partially vested or unvested at the time the surrendered options are cancelled will be subject to this new five year vesting schedule.

Example:

Surrendered Option Grant Date: January 1, 2003

Surrendered Option Vesting Dates: 25 percent on January 1, 2003; 25 percent per year over the next 3 years

Cancellation Date: October 6, 2004

Assumed Replacement Grant Date: April 7, 2005

Replacement Option Vesting Dates: 20 percent on April 7, 2006; 20 percent per year over the next 4 years

The vesting and exercisability of replacement options are conditioned upon continued employment with Safeway or any of its subsidiaries. Replacement options are subject to similar terms and conditions of the corresponding surrendered option and will be forfeited if not vested at time of termination of employment. (See Section 7 of this offer for more information.)

28.	What will be the terms and conditions of my replacement options?

The terms and conditions of the replacement options granted under this exchange program will be similar to the surrendered options, except for the new option exercise price, the new vesting schedule beginning one year from the replacement grant date and the new six year term. You are encouraged to consult the 1999 Equity Participation Plan and related prospectus (and if you hold eligible Rights, the 1999 Equity Participation Plan and the Share Appreciation Rights Plan) for complete information about the terms of the replacement options, which were mailed to you at the time of your option grant. Each replacement option will have a new six-year term beginning on the replacement grant date. If you are a U.S. resident, your replacement options will be non-qualified stock options for U.S. federal income tax purposes. (See Section 7 of this offer for more information.)

29.	What if my employment with Safeway or any of its subsidiaries is terminated after the replacement options are granted?

If your employment with Safeway or any of its subsidiaries is terminated for any reason after the replacement option has been granted, you will forfeit your replacement options that are unvested at the date of your termination. You will generally have the earlier of the expiration of the replacement option or three months from the date of your termination to exercise the vested portion of your replacement option. (See Section 7 of this offer for more information.)

30.	What happens if Safeway is subject to a change in control AFTER the replacement options are granted?

Although we are currently not contemplating a merger or similar transaction that could result in a change in control of our company, we are reserving the right to take any actions that we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our stockholders. It is possible that, after or prior to the grant of replacement options, we might effect or enter into an agreement, such as a merger or other similar transaction, in which the current stock ownership of our company will change such that a new group of stockholders has the number of votes necessary to control stockholder voting decisions. We refer to this type of transaction as a change in control transaction.

For options cancelled under this exchange program, the replacement options will include the same vesting acceleration provisions, if any, as the cancelled options. To obtain detailed change of control provisions governing your options, you can refer to the 1999 Equity Participation Plan and related prospectus (and if you hold Rights, the 1999 Equity Participation Plan and the Share Appreciation Rights Plan).

31.	What happens if Safeway is subject to a change in control BEFORE the replacement options are granted?

Although we are currently not contemplating a merger or similar transaction that could result in a change in control of our company, we are reserving the right to take any actions that we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive replacement options under this offer to exchange. If we were to terminate your right to receive replacement options under this offer in connection with such a transaction, eligible employees who have surrendered options for cancellation pursuant to this offer would not receive options to purchase securities of the acquiror or any other consideration for their surrendered options.

Any change in control transaction could potentially have a substantial effect on our stock price, including substantial appreciation in the price of our common stock. Depending on the structure of such a transaction, price appreciation in the common stock associated with the replacement options could be drastically altered. For example, if our stock was acquired in a cash merger, the fair market value of our stock, and hence the price at which we grant the replacement options, would likely be a price at or near the cash price being paid for the common stock in the transaction. As a result of such a transaction, it is possible that the exercise price of the replacement options may be more than you might otherwise anticipate. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer. (See Section 2 of this offer for more information.)

32.	Are there other circumstances where I would not be granted replacement options?

Yes. Even if we accept your surrendered options, we will not issue replacement options to you if we are prohibited by applicable law or regulations from doing so, or until all applicable legal and regulatory issues are addressed. We will use reasonable efforts to avoid a prohibition, but if these laws and regulations are applicable on a specified date on or shortly after the first business day that is at least six months and one day after we cancel the eligible options accepted for exchange, you will not be granted replacement options. Unless there is a provision in the offer that terminates our commitment to grant the replacement options after a defined period of delay, we would be indefinitely required to continuously monitor laws and regulations to determine whether we would be permitted to grant the replacement options at some time in the future. We believe that it is necessary from a business point of view to provide a cut-off date after which we will no longer be obligated to issue the replacement options. This will remove the administrative burden and uncertainty associated with monitoring changing laws or regulations over an indefinite period of time and the undefined and ongoing contingent obligation of the company to issue the replacement options that would remain without a cut-off. (See Section 11 of this offer for more information.)

33.	After the replacement grant date, what happens if my options end up underwater again?

We are conducting this offer at this time considering the stock market conditions that have affected many companies throughout the United States. This is an offer that we do not expect to offer again in the future. The price of our common stock may appreciate over the long term, even if your options become underwater after the replacement grant date. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE. (See Section 2 of this offer for more information.)

34.	Are there any administrative or timing differences for employees holding eligible Rights?

Eligible employees holding eligible Rights are subject to the same administrative/timing terms and conditions as eligible employees holding eligible options. However, the Safeway Stock Option Exchange Form which you complete and submit will also constitute a termination of your Rights and a termination of the obligations of Safeway and of Canada Safeway under stock rights agreements which have been entered into by you, insofar as the same pertain to the eligible Rights being exchanged.

The new base price per share for the SAR component of any replacement Rights will be the Canadian dollar equivalent of the closing sales price of common stock of Safeway as quoted on the New York Stock Exchange on the replacement grant date; such Canadian dollar equivalent being determined by reference to the Canadian dollar/U.S. dollar exchange rate as reported in the Wall Street Journal on the replacement grant date. The exercise price of the option component of the replacement Rights will be the same as that of the existing option component, namely, the fair market value of common stock of Safeway on the date of exercise. As is the case with all Rights, if you exercise your replacement Rights, Canada Safeway will fund the portion of the exercise price of the option that is in excess of the base price of the corresponding SAR.

You will be required to enter into a new stock rights agreement for the replacement Rights, similar to that which you already have with Safeway and Canada Safeway. This new stock rights agreement will be provided to you for execution at the same time replacement Rights are granted, which replacement Rights will be granted at the same time as replacement options are granted.

To the extent applicable, all terms, conditions and qualifications pertaining to the administrative/timing of the Exchange Program herein for the exchange of eligible options by eligible employees for replacement options will apply to the exchange of eligible Rights by eligible employees for replacement Rights.

OTHER IMPORTANT QUESTIONS

35.	Does Safeway plan to make any company-wide option grants between the cancellation date and the replacement grant date?

We do not anticipate making any company-wide option grants during the period between the cancellation date and the replacement grant date. It is our intention that employees who elect to participate in the stock option exchange program will defer receipt of any applicable grants until after the replacement grant date. (See Section 5 of this offer for more information.)

36.	Are there any U.S. federal income tax or Canadian income tax consequences to my participation in this exchange?

If you accept this offer and reside in the United States, under current U.S. law, you should not recognize income for U.S. federal income tax purposes either when your surrendered options are cancelled or the replacement options are granted.

If you accept this offer and reside in Canada, assuming that the Rights collectively constitute rights under an agreement to acquire Safeway shares, the exchange under the offer constitutes a disposition thereof under Canadian tax legislation, and if you receive no consideration other than rights under an agreement to acquire Safeway shares, then, provided certain other conditions in the Canadian tax legislation are met, the exchange may be non-taxable for Canadian tax purposes. However, whether or not such conditions are satisfied, the relevant provisions of the Income Tax Act (Canada) may be interpreted in such a manner as to result in the exchange being taxable.

Tax consequences may vary depending on each individual employee’s circumstances. Included as part of this offer to exchange are disclosures regarding the material U.S. federal income tax consequences of the offer in the United States and the material income tax consequences in Canada. You should review these disclosures carefully before deciding whether or not to participate in the offer. (See Sections 12 and 13 of this offer for more information.)

37.	How should I decide whether or not to participate?

The decision to participate must be each individual employee’s personal decision, and it will depend largely on each employee’s assumptions about the future overall economic environment, the performance of publicly-traded stocks generally, our own stock price and our business.

We understand that this will be a challenging decision for all eligible employees. THE PROGRAM DOES CARRY CONSIDERABLE RISK, AND THERE ARE NO GUARANTEES OF OUR FUTURE STOCK PERFORMANCE OR THE PRICE OF OUR COMMON STOCK ON THE REPLACEMENT GRANT DATE. Employees holding eligible options or Rights should also consider the potential income tax consequences before deciding to participate in the exchange. (See Sections 12, 13, 16 and 17 of this offer for more information.)

38.	What do the officers and the members of our board of directors think of this offer?

Although our board of directors has approved this offer, neither our officers nor the members of our board of directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your options.

39.	What are some of the potential risks if I choose to exchange my outstanding eligible option grants?

Because we cannot guarantee what the stock market will do or how our stock will perform during the six-month and one day waiting period before replacement options can be granted, the price of Safeway stock may increase significantly. This could result in the new grants having a higher exercise price than those you surrendered.

Also, if your employment with Safeway or any of its subsidiaries terminates for any reason during the period prior to the replacement grant date, you will not receive any replacement options and your cancelled options will not be reinstated. Employees holding eligible Rights may be subject to Canadian taxation in the circumstances described in Section 13 of this offer.

40.	Who can I talk to if I have questions regarding this exchange program?

The following website is available to assist you with information and instructions:

Safeway Stock Option Exchange Website: http://www.safewayexchange.com.

or

Address questions to Safeway Stock Option Exchange hotline at 1-877-SWY-EXCH (or 1-877-799-3924) or send an e-mail to info@safewayexchange.com.

41.	If I hold eligible Rights, can I exchange the option component thereof without exchanging the corresponding SAR, or can I exchange a SAR without exchanging the corresponding option?

No. The option component of the Right cannot be exchanged without exchanging the corresponding SAR component and vice versa.

42.	What happens if I hold both eligible options and eligible Rights?

If you hold both eligible options and eligible Rights, your eligible options will be exchanged for replacement options and your eligible Rights will be exchanged for replacement Rights, under the terms and conditions of this offer.

THIS OFFER

1.	Eligibility; Number of Options; Expiration Time.

Upon the terms and subject to the conditions of this offer, we will exchange options to purchase common stock granted under the 1999 Equity Participation Plan, and Rights granted under the 1999 Equity Participation Plan and Share Appreciation Rights Plan, for replacement options and replacement Rights, as the case may be, granted under the same plans, provided that the applicable options (and Rights) are properly elected for exchange and not validly withdrawn in accordance with Section 4 of this offer before the “expiration time,” as defined below.

You are eligible to participate in the exchange program only if you:

•	are an employee of Safeway or any of its subsidiaries on September 7, 2004;

•	reside in the United States or Canada;

•	are not one of the following individuals: an executive officer of Safeway, an officer of Safeway at the level of Senior Vice President or above at the time the exchange program was approved by stockholders, or one of the members of our board of directors;

•	remain an employee who meets the above requirements through the expiration of this offer; and

•	hold at least one eligible option (or Right) on September 7, 2004.

The outstanding options that you hold give you the right to purchase shares of our common stock once you exercise those options by paying the applicable exercise price of those options. Thus, when we use the term “option” in this offer, we refer to the actual options you hold to purchase shares of our common stock and not the shares underlying those options.

If you elect to exchange options, you will not be eligible to receive replacement options unless you continue to be employed by Safeway or any of its subsidiaries and continue to reside in the United States or Canada through the replacement grant date.

ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF SAFEWAY OR ANY OF ITS SUBSIDIARIES AS DESCRIBED ABOVE FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS

THROUGH THE DATE WE GRANT THE REPLACEMENT OPTIONS, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS IN EXCHANGE FOR YOUR ELECTED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND YOU WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR ELECTED OPTIONS EVEN IF THE OPTIONS YOU ELECTED TO EXCHANGE WERE FULLY OR PARTIALLY VESTED.

If you are eligible and choose to participate, you may only elect to exchange options (the terms “option” or “options” refer to an entire option grant) that have an exercise price greater than US$35.00 per share. That is, you must exchange all or none of the outstanding options granted to you on a single grant date with the same grant number at the same exercise price. If you hold Rights, it is the eligible Rights which you will be entitled to exchange for replacement Rights. The option component of the Right cannot be exchanged without exchanging the corresponding SAR component and vice versa.

If you have previously exercised a portion of your options granted on a single grant date with the same grant number and at the same exercise price, only the portion of those options which have not yet been exercised will be eligible to be surrendered in this program.

If you properly tender your eligible options and your surrendered options are accepted for exchange, the surrendered options will be cancelled and, subject to the terms of this offer, you will be entitled to receive that number of replacement options determined as follows, subject to adjustments for any future stock splits, stock dividends and similar events, in accordance with the terms of the applicable plan. The surrendered options accepted for exchange will no longer be exercisable after cancellation.

The exchange formula is intended to provide participating employees with replacement options having an estimated value equal to the estimated value of their surrendered options. After consultation with an independent third party compensation consultant, we developed a valuation methodology by which we calculated, using the Black-Scholes valuation option pricing model and assumptions developed under that model, the estimated value of each surrendered option and the estimated value of each replacement option. The estimated aggregate value of the surrendered option is divided by the estimated value of the replacement option per share to determine the number of shares subject to replacement options that will be granted on the replacement date. If you elect to exchange eligible Rights, the same exchange formula will be applied to determine the number of replacement Rights you will be eligible to receive in exchange for your eligible Rights that are accepted for exchange and cancelled. (See Section 7 of this offer for more information.)

We will not issue any replacement options exercisable for fractional shares. Instead, if the exchange formula yields a fractional amount of shares, we will round down to the nearest whole number of shares with respect to each option on a grant-by-grant basis.

Unless prevented by law or applicable regulations, eligible options accepted for exchange and cancelled will be replaced with replacement options granted under our 1999 Equity Participation Plan, and eligible Rights accepted for exchange and cancelled will be replaced with replacement Rights granted under our 1999 Equity Participation Plan and Share Appreciation Rights Plan. The replacement options and the replacement Rights will have a new exercise price, new six year term, new five year vesting schedule and in most cases will cover a fewer number of shares of our common stock. The replacement options will be non-qualified stock options for U.S. federal income tax purposes. The replacement options otherwise will have the terms and be subject to the conditions as provided for in the 1999 Equity Participation Plan (and the 1999 Equity Participation Plan and the Share Appreciation Rights Plan, if you receive replacement Rights). To the extent applicable, all terms, conditions and qualifications pertaining to the exchange of eligible options by eligible employees of Safeway will apply to the exchange of eligible Rights by eligible employees.

The per share exercise price of the replacement options will be equal to the closing sales price of our common stock as quoted on the New York Stock Exchange on the replacement grant date and the per share base price of the SAR component of a replacement Right will be the Canadian dollar equivalent of such closing sales price of our common stock as determined by reference to the Canadian dollar/U.S. dollar exchange rate as reported in the Wall Street Journal on the replacement grant date.

The term “expiration time” means 5:00 p.m. Pacific (California) Time on October 5, 2004, unless and until we, in our discretion, extend the period of time during which this offer will remain open, in which event the term “expiration time” refers to the latest time and date at which this offer, as so extended, expires. See Section 14 of this offer to exchange for a description of our rights to extend, delay, terminate and amend this offer.

If we decide to take any of the following actions, we will publish notice or otherwise notify you of such action in writing after the date of such notice:

•	we increase or decrease the amount of consideration offered for the options;

•	we decrease the number of options eligible to be elected for exchange in this offer; or

•	we increase the number of options eligible to be elected for exchange in this offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this offer immediately prior to the increase.

If this offer is scheduled to expire at any time earlier than the expiration of a period ending on the twentieth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14 of this offer, we will extend the offer so that the offer is open at least 20 business days following the publication, sending or giving of notice.

For purposes of this offer, a “business day” means any day other than Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

2.	Purpose of this Offer.

We issued the options to promote our long-term growth and success and the creation of stockholder value by:

•	encouraging employees to focus on critical long-range objectives;

•	encouraging the attraction and retention of employees with exceptional qualifications; and

•	linking employee’s interests directly to those of stockholders through increased stock ownership.

Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly greater than the current and recent trading prices of our common stock. We believe these options are unlikely to be exercised in the foreseeable future and therefore do not serve their original purpose. By making this offer to exchange outstanding options for replacement options that will have an exercise price equal to the closing sales price of our common stock on the replacement grant date, we intend to provide our eligible employees with the compensatory benefit of owning options that over time may have a greater potential to increase in value. In addition, we hope to create better performance incentives for employees and thereby maximize stockholder value. WE HOPE THAT THIS PROGRAM WILL HELP WITH THE CURRENT UNDERWATER OPTIONS ISSUE, BUT IT IS NOT GUARANTEED CONSIDERING THE EVER-PRESENT RISKS ASSOCIATED WITH A VOLATILE AND UNPREDICTABLE STOCK MARKET.

We may engage in transactions in the future that could significantly change our structure, ownership, organization or management or the make-up of our board of directors and that could significantly affect the price of our stock. If we engage in such a transaction or transactions prior to the date we grant the replacement options, our stock price could increase (or decrease) and the exercise price of the replacement options could be greater (or less) than the exercise price of eligible options you elect to surrender as part of this offer. The exercise price of any replacement options granted to you in return for options you elect to exchange will be the fair market value of our common stock on the replacement grant date. You will be at risk of any increase in our stock price during the period prior to the replacement grant date for these and other reasons.

Although we currently are not contemplating a merger or similar transaction that could result in a change in control of our company, we are reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive replacement options under this offer. If we were to terminate your right to receive replacement options under this offer in connection with such a transaction, eligible employees who have surrendered options for cancellation pursuant to this offer would not receive options to purchase securities of the acquiror or any other consideration for their options elected for exchange.

In May 2004, our board of directors committed to appoint two new independent directors as soon as practicable and to appoint another new independent director by the end of this year to replace current board members James H. Greene, Jr., George R. Roberts and Hector Ley Lopez. These board members have agreed to leave the Safeway board as soon as appropriate replacements are selected. A search for board candidates is underway.

Subject to the foregoing, and except as otherwise disclosed in this offer or in our filings with the Securities and Exchange Commission (the “SEC”), as of the date hereof, we have no plans, proposals or negotiations that relate to or would result in:

(a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving us;

(b) any purchase, sale or transfer of a material amount of our assets;

(c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d) any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing board vacancies or to change any material term of the employment contract of any executive officer;

(e) any other material change in our corporate structure or business;

(f) our common stock being delisted from any national securities exchange or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

(g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

(h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(i) the acquisition by any person of any of our securities or the disposition of any of our securities; or

(j) any change in our certificate of incorporation or bylaws, or any actions which could impede the acquisition of control of us by any person.

NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

3.	Procedures for Electing to Exchange Options.

Proper Exchange of Options. If you wish to elect to exchange your options, you must complete and submit the Safeway Stock Option Exchange Form in accordance with its instructions, and send it to us by interoffice mail, facsimile ((925) 226-5314) or regular mail to 4410 Rosewood Drive, Pleasanton, CA 94588, Attn: Nicole Callender,

Stock Administration. You may also complete and submit the election form on our internet site at www.safewayexchange.com. To participate, your election form must be received by us no later than 5:00 p.m. Pacific (California) Time on October 5, 2004, unless the offer is extended. You can print the confirmation statement when you submit your election form electronically. You will receive a confirmation by e-mail (if you have provided us with an e-mail address) or mail, at our discretion, promptly after receipt of your completed election form. If your options are properly elected for exchange and accepted by us for exchange, you will receive a final confirmation notice promptly following the expiration of this offer. The final confirmation notice will confirm that your options have been accepted for exchange and cancelled.

If you have technical difficulties with our internet site, please contact Safeway’s Safeway’s Stock Option Exchange hotline at 1-877-SWY-EXCH (1-877-799-3924) or e-mail: info@safewayexchange.com.

If you do not turn in your election form by the expiration time, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and with their original terms.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SAFEWAY’S STOCK OPTION EXCHANGE FORM AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE ELECTING OPTION HOLDER. IT IS YOUR RESPONSIBILITY TO ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY TO AND RECEIPT BY US.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any documentation relating to the tender of options for exchange. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. We also reserve the right, in our reasonable discretion, to waive any of the conditions of this offer or any defect or irregularity in any election. If we waive any of the conditions of this offer we will do so for all option holders. No election to exchange options will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement. Your election to exchange options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this offer. OUR ACCEPTANCE OF THE OPTIONS THAT YOU ELECT TO EXCHANGE PURSUANT TO THIS OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THIS OFFER.

Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept promptly after the expiration of this offer all properly surrendered options that have not been validly withdrawn.

4.	Withdrawal Rights.

You can only withdraw your elected options in accordance with the provisions of this Section 4.

You can withdraw your elected options at any time before 5:00 p.m. Pacific (California) Time on October 5, 2004 (the “expiration time”). If the expiration time is extended by us, you can withdraw your elected options at any time until the extended expiration of this offer.

If we have not accepted your options elected for exchange by 5:00 p.m. Pacific (California) Time on November 1, 2004, you can also withdraw your options elected for exchange after November 1, 2004.

To validly withdraw elected options, you must submit a new Safeway Stock Option Exchange Form in the same manner as your original Exchange Form was submitted or make a new electronic election. We must RECEIVE the new election form before the expiration time.

Providing us with a properly completed new election form that does not select any option grants and that is submitted in the same manner as your original election form will constitute a proper notice of withdrawal. It is your responsibility to confirm that we received your new election form indicating the withdrawal of your elected options before the expiration time. If you elect to withdraw options, you must withdraw all of the outstanding options granted to you on the same grant date with the same grant number and at the same exercise price.

You cannot rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly elected for exchange for purposes of this offer unless you properly re-elect to exchange those options before the expiration time by following the procedures described in Section 3.

Neither Safeway nor any other person is obligated to give notice of any defects or irregularities in any election withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices or elections of withdrawal. Our determination of these matters will be final and binding.

5.	Acceptance of Options for Exchange and Issuance of Replacement Options.

Upon the terms and subject to the conditions of this offer, including those conditions listed on Schedule A, and promptly following the expiration of this offer, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn before the expiration time. Once your options have been accepted for exchange, you will receive a confirmation notice promptly following the expiration of this offer confirming that your options have been accepted for exchange and cancelled.

If your options are properly elected for exchange and accepted by us, we will cancel your options shortly following the expiration of this offer, and you will be granted replacement options on the replacement grant date. The replacement grant date will be on or promptly after the first business day that is at least six months and one day from the date we cancel the options accepted for exchange.

If we accept options you elect to exchange in this offer, you will be ineligible until after the replacement grant date to receive any additional stock option grants for which you may have otherwise been eligible. We do not anticipate making any company-wide option grants during the period between the cancellation date and the replacement grant date. It is our intention that employees who elect to participate in the stock option exchange program will defer receipt of any applicable grants until after the replacement grant date.

ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF SAFEWAY OR ANY OF ITS SUBSIDIARIES AS DESCRIBED ABOVE FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE REPLACEMENT OPTIONS, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS IN EXCHANGE FOR YOUR OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND YOU WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR ELECTED OPTIONS, EVEN IF THE OPTIONS THAT YOU ELECTED TO EXCHANGE WERE FULLY OR PARTIALLY VESTED.

Therefore, if you cease to be employed by Safeway or any of our subsidiaries, whether voluntarily, involuntarily or for any other reason, before your replacement option is granted, you will not have a right to any stock options that were previously cancelled and you will not have a right to the options that would have been granted on the replacement grant date. Also, if you change your place of residence to a country other than the United States or Canada, you will not have a right to any stock options that were previously cancelled and you will not have a right to any stock options that would have been granted on the replacement grant date.

For purposes of this offer, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn, when we give written notice to the option holders of our acceptance for exchange of such options, such notice may be given by press release, e-mail or letter. Subject to our rights to extend, terminate and amend this offer, we currently expect that you will receive your replacement options as promptly as practicable after the replacement grant date.

6.	Price Range of Common Stock Underlying the Options.

Our common stock is quoted on the New York Stock Exchange under the symbol “SWY.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as quoted on the New York Stock Exchange.

	HIGH	LOW
Fiscal Year Ended December 28, 2002

First Quarter	$46.90	$38.70
Second Quarter	$45.90	$29.89
Third Quarter	$31.44	$24.69
Fourth Quarter	$28.47	$18.45

Fiscal Year Ended January 3, 2004
First Quarter	$25.81	$17.51
Second Quarter	$20.65	$16.20
Third Quarter	$25.74	$19.19
Fourth Quarter	$25.83	$18.99

Fiscal Year Ending January 1, 2005
First Quarter	$23.80	$19.72
Second Quarter	$24.67	$19.92
Third Quarter (through August 30, 2004)	$25.64	$19.52

As of August 30, 2004, the last reported sale price of our common stock, as reported by the New York Stock Exchange, was $20.53 per share.

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

7.	Source and Amount of Consideration; Terms of Replacement Options.

Consideration. We will issue replacement options, subject to applicable laws and regulations, to purchase common stock under the 1999 Equity Participation Plan (and replacement Rights under the 1999 Equity Participation Plan and the Share Appreciation Rights Plan, if you exchanged eligible Rights) in exchange for outstanding eligible options and Rights, as the case may be, properly elected for exchange and accepted by us. The number of shares of common stock subject to the replacement options to be granted to each option holder will be determined as follows, subject to adjustments for any stock splits, stock dividends and similar events affecting the common stock, in accordance with the terms of the 1999 Equity Participation Plan and/or the Share Appreciation Rights Plan, as the case may be.

The number of shares underlying the replacement options will be determined according to an exchange formula that is intended to provide participating employees with replacement options having an estimated value equal to the estimated value of their surrendered options, based upon the assumptions described below. We calculated the values of the surrendered options and the replacement options using the Black-Scholes valuation option pricing model. The estimated aggregate value of the surrendered option is divided by the estimated value of the replacement option per share to determine the number of shares subject to replacement options that will be granted on the replacement date.

The Black-Scholes valuation option pricing model takes into account (i) the market price of our common stock on August 30, 2004, (ii) the expected volatility of our common stock over the projected life of the option, (iii) the remaining life of the option, (iv) the risk-free interest rate over the projected life of the option, and (v) the expected dividends on our common stock.

For purposes of the valuation of the surrendered options eligible for exchange, we used (i) the closing price of our common stock on August 30, 2004, which was $20.53, (ii) common stock price volatility measure of 34.3%, (iii) the actual remaining life of each surrendered option grant, (iv) risk free interest rate, based on Treasury STRIPS, of 2.94%, and (v) a dividend yield of 0.0%.

For purposes of the valuation of the new replacement option grants that we will issue in the offer, we used (i) an estimated exercise price of $20.53, which was the closing price of our common stock on August 30, 2004, (ii) a volatility measure of 34.3%, (iii) a term of four years, (iv) a risk-free interest rate, also based on Treasury STRIPS, of 2.94%, and (v) a dividend yield of 0.0%.

If you elect to exchange eligible Rights, the same exchange formula will be applied to determine the number of replacement Rights you will be eligible to receive in exchange for your eligible Rights that are accepted for exchange and cancelled.

We will not issue any replacement options or Rights exercisable for fractional shares. Instead, if the exchange formula yields a fractional amount of shares, we will round down to the nearest whole number of shares with respect to each option on a grant-by-grant basis.

Based upon the Black-Scholes valuation option pricing model and the assumptions described above, the number of shares of Safeway common stock underlying the new replacement option grants will be determined pursuant to the following exchange ratios:

Eligible Options/Rights Grant Date	Exercise Price (US$)/ Base Price (CDN$)	Expiration Date of Eligible Options/Rights	Exchange Ratio (Eligible Options/Rights to Replacement Options/Rights)
03/24/2002	$46.09	03/24/2012	1.6	1
03/24/2002	$46.09/CDN$72.72	03/25/2012	1.6	1
02/21/2002	$42.37	02/22/2012	1.5	1
02/04/2002	$40.70	02/04/2012	1.4	1
01/28/2002	$40.17	01/28/2012	1.4	1
01/07/2002	$40.51	01/08/2012	1.4	1
12/30/2001	$42.49	12/30/2011	1.5	1
12/30/2001	$42.49/CDN$67.53	12/31/2011	1.5	1
12/24/2001	$41.90	12/24/2011	1.5	1
12/04/2001	$45.67	12/04/2011	1.7	1
11/02/2001	$41.92	11/02/2011	1.5	1
09/09/2001	$43.67/CDN$68.37	09/09/2011	1.6	1
08/30/2001	$44.53	08/30/2011	1.7	1
08/28/2001	$46.10	08/28/2011	1.8	1
07/30/2001	$44.00	07/30/2011	1.7	1

Eligible Options/Rights Grant Date	Exercise Price (US$)/ Base Price (CDN$)	Expiration Date of Eligible Options/Rights	Exchange Ratio (Eligible Options/Rights to Replacement Options/Rights)
07/12/2001	$41.79	07/12/2011	1.6	1
06/17/2001	$49.39/CDN$75.26	06/17/2011	2.0	1
04/03/2001	$55.56	04/03/2011	2.6	1
03/27/2001	$53.23/CDN$83.46	03/27/2011	2.4	1
03/25/2001	$51.00/CDN$79.79	03/25/2011	2.2	1
03/25/2001	$51.00	03/26/2011	2.2	1
03/23/2001	$51.00	03/23/2011	2.3	1
02/02/2001	$51.23	02/02/2011	2.3	1
01/31/2001	$50.67	02/01/2011	2.3	1
01/04/2001	$52.94/CDN$79.31	01/04/2011	2.5	1
12/31/2000	$62.50	12/31/2010	3.3	1
12/31/2000	$62.50/CDN$93.68	01/01/2011	3.3	1
09/12/2000	$51.50	09/13/2010	2.6	1
09/10/2000	$49.94/CDN$73.77	09/11/2010	2.5	1
08/31/2000	$49.33/CDN$72.59	09/01/2010	2.4	1
08/13/2000	$48.44	08/14/2010	2.4	1
08/07/2000	$46.56	08/08/2010	2.3	1
06/18/2000	$40.94/CDN$60.06	06/19/2010	1.9	1
06/09/2000	$42.50/CDN$62.65	06/10/2010	2.0	1
03/27/2000	$41.00/CDN$59.75	03/28/2010	2.0	1
03/26/2000	$42.69/CDN$62.42	03/27/2010	2.1	1
03/25/2000	$42.69/CDN$62.42	03/26/2010	2.1	1
01/14/2000	$38.00	01/15/2010	1.9	1
01/10/2000	$35.38	01/11/2010	1.7	1
01/02/2000	$35.75/CDN$51.63	01/03/2010	1.7	1
01/02/2000	$35.75	01/03/2010	1.7	1
11/26/1999	$38.41/CDN$56.41	11/27/2009	1.9	1
10/06/1999	$35.94/CDN$52.80	10/07/2009	1.8	1
09/12/1999	$42.94/CDN$63.38	09/13/2009	2.5	1
09/11/1999	$42.94	09/12/2009	2.5	1
08/25/1999	$49.00/CDN$73.32	08/26/2009	3.2	1
07/08/1999	$52.13/CDN$76.69	07/08/2009	3.8	1
06/20/1999	$49.19	06/20/2009	3.4	1
06/20/1999	$49.19/CDN$72.02	06/21/2009	3.4	1
06/18/1999	$49.19	06/19/2009	3.4	1
06/01/1999	$46.75	06/01/2009	3.2	1
05/21/1999	$48.63	05/21/2009	3.5	1

Eligible Options/Rights Grant Date	Exercise Price (US$)/ Base Price (CDN$)	Expiration Date of Eligible Options/Rights	Exchange Ratio (Eligible Options/Rights to Replacement Options/Rights)
05/14/1999	$50.31	05/14/2009	3.7	1
03/28/1999	$52.56/CDN$79.56	03/28/2009	4.3	1
03/28/1999	$52.56	03/29/2009	4.3	1
01/04/1999	$60.81	01/03/2009	6.8	1
01/03/1999	$60.94/CDN$93.25	01/03/2009	6.8	1
09/15/1998	$45.00	09/15/2008	3.8	1
09/13/1998	$42.81/CDN$66.33	09/13/2008	3.4	1
09/13/1998	$43.81	09/13/2008	3.6	1
09/09/1998	$42.64	08/31/2008	3.4	1
08/31/1998	$39.00	09/09/2008	2.8	1
06/21/1998	$40.06/CDN$58.93	06/21/2008	3.2	1
06/21/1998	$40.06	06/22/2008	3.2	1
05/14/1998	$38.19	05/14/2008	3.0	1
04/08/1998	$38.50	04/08/2008	3.2	1
03/29/1998	$35.63/CDN$50.50	03/29/2008	2.7	1
03/29/1998	$35.63/CDN$50.50	03/30/2008	2.7	1

Terms of Replacement Options. The terms of the replacement options are expected to be similar to the related surrendered options cancelled in the exchange, except that (i) the replacement options will be granted on a date that is at least six months and one day after the date the surrendered options are cancelled; (ii) the replacement options for eligible employees will vest in five equal annual increments beginning one year from the replacement grant date, regardless of whether the surrendered options were partially or wholly vested or exercisable prior to their replacement; (iii) the replacement options will have a six year term; (iv) the per share exercise price of the replacement options will be the closing sales price of our common stock as quoted on the New York Stock Exchange on the replacement grant date (the per share base price of the SAR component of a replacement Right will be the Canadian dollar equivalent of such closing sales price of our common stock as determined by reference to the Canadian dollar/U.S. dollar exchange rate as reported in the Wall Street Journal on the replacement grant date); and (v) the number of shares underlying the replacement options will be determined as described above.

The terms and conditions of your eligible options are set forth in the 1999 Equity Participation Plan (and the Share Appreciation Rights Plan if you hold eligible Rights) under which they are outstanding. The description of the replacement options (and the replacement Rights) set forth herein is only a summary of some of the material provisions of the 1999 Equity Participation Plan and the Share Appreciation Rights Plan under which they will be issued, but is not complete. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the 1999 Equity Participation Plan and the Share Appreciation Rights Plan. Additional information regarding the 1999 Equity Participation Plan may be found in the S-8 Registration Statement and related prospectus prepared by us in connection with the 1999 Equity Participation Plan. A copy of the applicable plan and the related prospectus were mailed to you at the time of your option grant(s).

Exercise. Generally, you may exercise the vested portion of your replacement option at any time. If, however, your employment with Safeway or any its subsidiaries terminates prior to your replacement option becoming vested, you will not be able to exercise the portion of your replacement option that is not vested.

Income Tax Consequences of Options. You should refer to Section 12 for a discussion of the material U.S. federal income tax consequences of the exchange of options under the offer. You should refer to the relevant tax disclosure discussion under Section 13 for a discussion of the tax consequences of participating in this offer if your country of residence is Canada.

Registration and Sale of Option Shares. All shares of common stock issuable upon exercise of options under the 1999 Equity Participation Plan, including the shares that will be issuable upon exercise of all replacement options, have been registered under the Securities Act of 1933 on one or more registration statements on Form S-8 filed with the Securities and Exchange Commission. Unless you are considered an “affiliate” of Safeway, you will be able to sell your option shares free of any transfer restrictions under SEC Rule 144 promulgated under the Securities Act of 1933.

Additional Information for Holders of Eligible Rights. Eligible employees who hold eligible Rights are subject to the same administrative/timing terms and conditions as eligible employees who hold eligible options. However, the Safeway Stock Option Exchange Form which you complete and submit will also constitute a termination of your Rights and a termination of the obligations of Safeway and of Canada Safeway under stock rights agreements which have been entered into by you, insofar as the same pertain to the eligible Rights being exchanged.

The new base price per share for the SAR component of any replacement Rights will be the Canadian dollar equivalent of the closing sales price of common stock of Safeway as quoted on the New York Stock Exchange on the replacement grant date; such Canadian dollar equivalent being determined by reference to the Canadian dollar/U.S. dollar exchange rate as reported in the Wall Street Journal on the replacement grant date. The exercise price of the option component of the replacement Rights will be the same as that of the existing option component, namely, the fair market value of common stock of Safeway on the date of exercise. As is the case with all Rights, if you exercise your replacement Rights, Canada Safeway will fund the portion of the exercise price of the option that is in excess of the base price of the corresponding SAR.

You will be required to enter into a new stock rights agreement for the replacement Rights, similar to that which you already have with Safeway and Canada Safeway. This new stock rights agreement will be provided to you for execution at the same time replacement Rights are granted, which replacement Rights will be granted at the same time as replacement options are granted.

To the extent applicable, all terms, conditions and qualifications pertaining to the administrative/timing of the Exchange Program herein for the exchange of eligible options by eligible employees, will apply to the exchange of eligible Rights by eligible employees.

If you are a resident of Canada, you may be permitted to sell the Safeway shares acquired on the exercise of your replacement Rights if: (a) Safeway (i) is not a reporting issuer in any jurisdiction in Canada at the replacement grant date or (ii) is not a reporting issuer in any jurisdiction in Canada at the date of the trade; (b) at the replacement grant date, after giving effect to the issue of the replacement Rights, residents of Canada (i) did not own directly or indirectly more than 10 percent of the outstanding Safeway shares, and (ii) did not represent in number more than 10 percent of the total number of owners directly or indirectly of Safeway shares; and (c) the trade is made (i) through an exchange, or a market, outside of Canada, or (ii) to a person or company outside of Canada. PLEASE NOTE THAT SECURITIES LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCES. PLEASE CONSULT A LAWYER PRIOR TO TRADING SAFEWAY SHARES ACQUIRED ON THE EXERCISE OF YOUR NEW REPLACEMENT OPTIONS.

IMPORTANT NOTE. THE STATEMENTS IN THIS OFFER CONCERNING THE 1999 EQUITY PARTICIPATION PLAN, THE SHARE APPRECIATION RIGHTS PLAN, THE REPLACEMENT OPTIONS AND THE REPLACEMENT RIGHTS ARE MERELY SUMMARIES AND DO NOT PURPORT TO BE COMPLETE.

THE STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL PROVISIONS OF THE 1999 EQUITY PARTICIPATION PLAN AND THE SHARE APPRECIATION RIGHTS PLAN. A COPY OF EACH PLAN AND RELATED PROSPECTUS WAS MAILED

TO YOU AT THE TIME OF YOUR OPTION GRANT. IF YOU HAVE LOST OR MISPLACED YOUR COPY OF THE PLAN AND THE RELATED PROSPECTUS, PLEASE CONTACT THE SAFEWAY STOCK OPTION EXCHANGE HOTLINE AT 1-877-SWY-EXCH (1-877-799-3924).

8.	Information Concerning Safeway.

Safeway is one of the largest food and drug retailers in North America, with 1,817 stores at year-end 2003.

Our U.S. retail operations are located principally in California, Oregon, Washington, Alaska, Colorado, Arizona, Texas, the Chicago metropolitan area and the Mid-Atlantic region. The Company’s Canadian retail operations are located primarily in British Columbia, Alberta, Manitoba and Saskatchewan. The Company also has Canadian retail operations in Ontario. In support of its retail operations, the Company has an extensive network of distribution, manufacturing and food processing facilities.

Safeway also has a 49% interest in Casa Ley, S.A. de C.V. (“Casa Ley”) which operates 108 food and general merchandise stores in Western Mexico. In addition, the Company has a strategic alliance with and a 54% ownership interest in GroceryWorks Holdings, Inc., an Internet grocer.

During 2003, the Company sold approximately $12 million in products to Casa Ley for resale in Casa Ley’s retail stores. It is anticipated that sales of a similar magnitude will be made in 2004. Mr. Ley Lopez, a member of the Company’s board of directors, is the General Director of Casa Ley. Since 1981, Safeway has had a 49% ownership interest in Casa Ley. The remaining 51% is owned by adult members of the Ley family, including Mr. Ley Lopez (who individually has a less than 10% equity interest in Casa Ley).

In May 2000, Mr. Ley Lopez purchased 3,868 shares of common stock of the Company pursuant to the 1999 Equity Participation Plan. In connection with such purchase, Mr. Ley Lopez delivered to the Company a full recourse promissory note in the amount of $139,900 which matures in 2010 and bears interest at 8.3% per annum. Such amount (plus accrued interest) represents the largest aggregate amount of indebtedness outstanding since the beginning of fiscal 2003 for Mr. Ley Lopez, and he remained indebted to the Company for this amount (plus accrued interest) as of September 6, 2004.

In 1998, Mr. Tauscher, a member of the Company’s board of directors, purchased 4,467 shares of common stock of the Company pursuant to the 1999 Equity Participation Plan. In connection with such purchase, Mr. Tauscher delivered to the Company a full recourse promissory note in the amount of $133,070 which matures in 2008 and bears interest at 5.75% per annum. There have been no alterations or modifications to the terms of the loan since 1998. Mr. Tauscher remained indebted to the Company for such amount (plus accrued interest) as of September 6, 2004.

For information regarding Safeway’s and our consolidated subsidiaries’ financial information, please refer to (i) the sections entitled “Five Year Summary Financial Information” on pages 16-17, and “Consolidated Statements of Operations” and the notes thereto on pages 25-51, of our annual report for the fiscal year ended December 28, 2002, incorporated by reference from Exhibit 13.1 of our Form 10-K for the fiscal year ended December 28, 2002, “Item 6. Selected Financial Data,” and “Item 8. Consolidated Financial Statements” of our Form 10-K for the fiscal year ended December 28, 2002, and “Computation of Ratio of Fixed Charges to Earnings,” incorporated by reference from Exhibit 12.1 of our Form 10-K for the fiscal year ended December 28, 2002, (ii) the sections entitled “Five Year Summary Financial Information” on pages 16-17, and “Consolidated Statements of Operations” and the notes thereto on pages 27-51, of our annual report for the fiscal year ended January 3, 2004, incorporated by reference from Exhibit 13.1 of our Form 10-K for the fiscal year ended January 3, 2004, “Item 6. Selected Financial Data,” and “Item 8. Consolidated Financial Statements” of our Form 10-K for the fiscal year ended January 3, 2004, and “Computation of Ratio of Fixed Charges to Earnings,” incorporated by reference from Exhibit 12.1 of our Form 10-K for the fiscal year ended January 3, 2004, and (iii) the section entitled “Item 1. Financial Statements” on pages 3-10 of our quarterly report for the period ended June 19, 2004, filed on Form 10-Q. The above-referenced financial information is incorporated by reference to this Offer to Exchange Certain Outstanding Options. See “Additional Information” under section 16 for instructions on how you can obtain copies of our SEC reports that contain our audited financial statements and unaudited financial data.

Safeway was incorporated in the state of Delaware in July 1986. Our mailing address and executive offices are located at 5918 Stoneridge Mall Road, Pleasanton, California, 94588-3229. Our phone number is (925) 467-3000.

9.	Interests of Directors, Officers and Affiliates; Transactions and Arrangements Concerning the Options.

A list of our directors and executive officers is attached as Schedule B to this offer to exchange.

The following table sets forth the beneficial ownership of the company’s executive officers and directors of options outstanding as of September 6, 2004.

Name of Beneficial Owner	Options Beneficially Owned	Percentage of eligible options
Non-employee Directors
James H. Greene, Jr.	43,572	0.18%
Paul Hazen	7,999	0.03%
Hector Ley Lopez	9,524	0.04%
Robert I. MacDonnell	10,938	0.05%
Peter A. Magowan	10,938	0.05%
George R. Roberts	10,938	0.05%
Rebecca A. Stirn	10,938	0.05%
William Y. Tauscher	194,649	0.82%

Executive Officers (including the Employee Director)
Steven A. Burd	4,497,292	18.88%
Brian C. Cornell	0	0
Robert L. Edwards	0	0
Bruce L. Everette	596,000	2.50%
Larree M. Renda	423,000	1.78%
David F. Bond	170,000	0.71%
David T. Ching	211,000	0.89%
Dick W. Gonzales	101,350	0.43%
Robert A. Gordon	139,000	0.58%
Kenneth M. Schachmut	35,250	0.15%
David R. Stern	68,000	0.29%
Jerry Tidwell	22,150	0.09%
Donald P. Wright	356,300	1.50%
All directors and executive officers as a group (21 persons)	6,918,838	29.04%

The following is a list of the stock and stock option transactions involving our executive officers and directors during the sixty (60) days prior to September 7, 2004:

•	On August 2, 2004, Mr. Stern, an executive officer of Safeway, exercised options to purchase 6,000 shares of Safeway common stock with an exercise price of $3.34 per share, and sold the 6,000 shares at a price of $21.04 per share. The exercise and sale were effected pursuant to the terms of a Rule 10b5-1 trading plan adopted by Mr. Stern on November 4, 2003.

•	On July 20, 2001, Mr. Ching, an executive officer of Safeway, exercised options to purchase 25,000 shares of Safeway common stock with an exercise price of $7.34 per share, and sold the 25,000 shares at a price of $22.64 per share. On July 21, 2004, Mr. Ching exercised options to purchase 25,000 shares of Safeway common stock with an exercise price of $7.34 per share, and sold the 25,000 shares at a price of $22.87 per share. Both of these exercise and sale transactions were effected pursuant to the terms of a Rule 10b5-1 trading plan adopted by Mr. Ching on August 15, 2003.

Except as otherwise described above, there have been no transactions in options to purchase our common stock, Rights or in our common stock which were effected during the past 60 days by Safeway, or to our knowledge, by any executive officer, director, or affiliate of Safeway. For more detailed information on the beneficial ownership of our common stock, you can consult the beneficial ownership table on page 10 of our definitive proxy statement for our 2004 annual meeting of stockholders.

As of September 6, 2004, our executive officers and directors (21 persons) as a group held options outstanding under the 1999 Equity Participation Plan to purchase a total of approximately 6,918,838 shares of our common stock. This number represented approximately 18.13% of the shares subject to all options outstanding under the 1999 Equity Participation Plan as of August 30, 2004. The options held by our non-employee directors and our executive officers named in Schedule B are not eligible to be tendered in the offer. Our non-executive officers, other than officers at the level of Senior Vice President at the time the exchange offer was approved by our stockholders, are eligible to participate in the offer.

10.	Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer.

Options we acquire pursuant to this offer will be cancelled promptly following the expiration of this offer, and the shares of common stock subject to those options will be returned to the pool of shares available for the grant of replacement options under the 1999 Equity Participation Plan. To the extent such shares are not fully reserved for issuance upon exercise of the replacement options to be granted in connection with this offer, the shares will be available for future awards to directors, employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the New York Stock Exchange or any other securities quotation system or stock exchange on which our common stock is then quoted or listed.

With respect to eligible Rights held by eligible employees, the option component of the Right that you elect to exchange under this program together with the corresponding SAR component will be cancelled on October 6, 2004, unless we extend this offer, in which case such Rights will be cancelled on the expiration of the offer as extended. The shares of common stock subject to the option component of the Rights will be returned to the pool of shares available for the grant of replacement options under the 1999 Equity Participation Plan and the corresponding SAR component of such Rights may be again awarded under the Share Appreciation Rights Plan, subject to the limitations thereof.

At the time the option exchange program was initially proposed to our stockholders, the program was structured to minimize the potential compensation expense the Company would be required to record. Under the accounting rules currently applicable to the Company, if we were to grant the replacement options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record a compensation expense against our earnings on any appreciation of the replacement options in the period that appreciation occurs. By deferring the grant of the replacement options for at least six months and one day, the accounting rules currently applicable to the Company would generally only require us to record a compensation expense against our earnings equal to the difference between the aggregate exercise price of the replacement options and the fair market value of the stock subject to such options on the date of grant. As the replacement options will be granted with an exercise price equal to the fair market value on the date of grant, at the time we initially structured the program, we did not expect to incur a compensation expense in connection with the option exchange program.

In May 2004, the Company announced its intention to begin expensing the grant of stock options in 2005. As a result, the Company will be required to record a compensation expense in connection with the grant of the replacement options (even though the replacement options will be granted more than six months and one day after the cancellation of the original options), however, we do not expect this compensation expense to be material.

11.	Agreements; Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of replacement options as contemplated by this offer. If any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign is required for the acquisition or ownership of our options and a procedure for obtaining such approval is practically available, as contemplated herein, we presently contemplate that we will undertake commercially reasonable steps to obtain such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of options or not accept options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this offer to accept options tendered for exchange and to issue replacement options for options tendered for exchange is subject to conditions, including the conditions described in Schedule A.

We may be prohibited by applicable laws or regulations from granting replacement options on a specified date during the 30-day period beginning on the first business day that is at least six months and one day from the date that we cancel the eligible options accepted for exchange. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period then we will grant the replacement options some time in the future if at all and you will not receive any other consideration for the options that you tendered for exchange. You should note that if a significant period of time has passed and the stock price has increased, the new exercise price of the replacement options may be higher than the options elected for exchange.

12.	Material U.S. Federal Income Tax Consequences.

The following section discusses the material U.S. federal income tax consequences of the exchange of options under the offer. This discussion is based on the U.S. Internal Revenue Code, Treasury Regulations and administrative and judicial authorities as of the date of the offer, all of which may change, possibly on a retroactive basis. This section does not discuss other U.S. federal tax consequences or state, local or foreign tax consequences. Also, this section does not discuss the tax consequences relating to the exchange of Rights (or options that are part of Rights). (For a discussion of tax consequences relating to the exchange of Rights for tax residents in Canada, see Section 13 below. If you are subject to U.S. federal income taxes and you may exchange Rights under the offer, you should consult your tax advisor regarding the tax consequences of such exchange.) This section may not discuss all of the tax consequences that are relevant to you in light of your particular circumstances.

U.S. Federal Income Tax Consequences of the Exchange of Options. If you tender for cancellation outstanding options in exchange for replacement options, you should not recognize income for U.S. federal income tax purposes upon the cancellation of the options tendered.

If you are granted replacement options, you should not recognize income for U.S. federal income tax purposes upon the grant of the replacement options. The replacement options will not be treated as incentive stock options. Instead, the replacement options granted under the exchange program will be non-qualified stock options.

We (or our subsidiary) will not be entitled to a business expense deduction upon the cancellation of the options tendered, or the grant of the replacement options.

U.S. Federal Income Tax Consequences of Replacement Non-Qualified Stock Options. As described above, the grant of a replacement non-qualified stock option should not be a taxable event for you or for us for U.S. federal income tax purposes. Upon the transfer of our common stock pursuant to exercise of a replacement non-qualified stock option, you should recognize ordinary income for U.S. federal income tax purposes in an amount equal to the excess of the fair market value of the shares of common stock acquired upon exercise, determined at the date of transfer, over the exercise price of such option paid. Subject to Section 162 of the U.S. Internal Revenue Code, we (or our subsidiary) should be entitled to a business expense deduction equal to such amount in the fiscal year in which the common stock is transferred to you pursuant to the exercise of the replacement non-qualified stock option. The ordinary income recognized by you will be subject to U.S. federal income tax withholding.

Your tax basis in the shares acquired pursuant to the exercise of a replacement non-qualified stock option will be equal to the option exercise price paid, plus the amount of ordinary income recognized upon exercise. Any gain or loss on a sale or other disposition of the common stock acquired upon the exercise of a replacement non-qualified stock option will be treated as a capital gain or loss, subject to U.S. federal income taxation at the applicable capital gains rate, depending on your holding period measured from the date of transfer of the common stock pursuant to the exercise of such option. There are no U.S. federal income tax consequences to us by reason of your sale or other disposition of the common stock acquired upon the exercise of a replacement non-qualified stock option. If you elect to defer receipt of shares of common stock upon exercise (provided the administrator of the 1999 Equity Participation Plan has permitted such election), you should recognize ordinary income and we (or our subsidiary) will be entitled to a business expense deduction (subject to Section 162 of the U.S. Internal Revenue Code) when the shares are transferred to you, in each case in an amount equal to the fair market value of the shares transferred (determined at the date of transfer), over the exercise price of the option paid.

If you deliver previously acquired shares of our common stock to pay the option price upon exercise of a replacement non-qualified stock option, the number of shares of common stock so acquired that are equal to the number of shares delivered by you should qualify for non-recognition of gain for U.S. federal income tax purposes. The tax basis of the number of shares so acquired that are equal to the number of shares delivered should equal to your tax basis in the shares delivered, and the holding period for purposes of determining capital gain or loss treatment with respect to subsequent appreciation or depreciation should include your holding period with respect to the delivered shares. You should recognize ordinary income in an amount equal to the fair market value of the shares of our common stock so acquired that exceed the number of the shares delivered, determined at the date the shares are transferred. The ordinary income recognized by you will be subject to U.S. federal income withholding, and we (or our subsidiary) should be entitled to a deduction equal to the amount of such ordinary income in the fiscal year in which the shares are transferred to you pursuant to the exercise of the option (subject to Section 162 of the U.S. Internal Revenue Code). Your tax basis in the shares of common stock acquired that exceed the shares delivered should equal to the amount of ordinary income so recognized, and the holding period for subsequent capital gain (or loss) should be measured from the transfer date.

13.	Material Tax Consequences for Employees who are Tax Residents in Canada.

The following is a summary of the material Canadian federal income tax consequences under the Income Tax Act (Canada) (the “Tax Act”) applicable to the exchange of eligible Rights consisting of stock appreciation rights and options to purchase common stock of Safeway by eligible employees for replacement Rights pursuant to the offer. This summary is only applicable to such employees who are, for the purposes of the Tax Act, residents of Canada and who deal at arm’s length with Safeway and its subsidiaries. This summary assumes that no amount was paid by an employee to acquire an eligible Right.

In particular, this summary is not applicable to (i) eligible employees who hold eligible Rights but are not Canadian residents nor to (ii) eligible employees who hold options other than those comprising eligible Rights. Such employees are encouraged to consult their own tax advisors as to their particular income tax circumstances.

This summary is based on the current provisions of the Tax Act in force on the date hereof, the Income Tax Regulations in force on the date hereof (the “Regulations”) and the current administrative and assessing practices published by the Canada Revenue Agency (“CRA”). Except for specifically proposed amendments to the Tax Act or the Regulations that have been publicly announced by the federal Minister of Finance prior to the date hereof (the “Proposed Amendments”), this summary does not take into account or anticipate changes in the income tax law, whether by legislative, governmental or judicial action, nor any changes in the administrative or assessing practices of the CRA, any or all of which changes may be retroactive. This summary assumes that the Proposed Amendments will be enacted substantially in the form proposed, although no assurances can be given in this regard. This summary is not exhaustive of all of the Canadian federal income tax considerations nor does it take into account or anticipate any provincial, territorial or foreign considerations arising from the exchange of eligible Rights under the offer, which may differ significantly from those described herein. No advance ruling has been sought or obtained from the CRA in respect of the tax consequences of the exchange of eligible Rights described herein.

This summary is informational only. It is not intended to be, and it should not be construed to be, legal or tax advice to any employee. The tax liability of an employee will depend on the employee’s particular circumstances, and employees are urged to consult their own tax advisors as to their particular income tax circumstances.

Rights Exchange. The tax treatment resulting from the exchange of eligible Rights for replacement Rights is uncertain.

If an existing option and corresponding SAR collectively constitute rights under an agreement to acquire Safeway shares, and if the exchange under the offer constitutes a disposition thereof, all for purposes of the Tax Act, the employee receives no consideration therefor other than rights under an agreement to acquire Safeway shares and certain other conditions in the Tax Act have been satisfied, the exchange could be non-taxable for Canadian tax purposes. Amongst such other conditions, the total value of the shares under the replacement Rights immediately after the disposition in excess of the applicable base price subsequently determined, cannot exceed the total value of the shares under the eligible Rights immediately before the disposition in excess of the then applicable base price. Since the value of the shares for these purposes may be different than the value used to determine the exchange formula, and because the base price under the replacement Rights will not be determined until the replacement grant date, there is uncertainty as to whether such particular condition will be satisfied. However, whether or not the foregoing conditions are satisfied, the relevant provisions of the Tax Act may be interpreted in such a manner as to result in the exchange being taxable.

If the exchange does constitute a disposition but such conditions are not satisfied then the exchange may be taxable.

If the existing options and the corresponding SARs are not collectively viewed as rights under an agreement to acquire Safeway shares, the income tax consequences of the exchange may be significantly different than those described above. The exchange may be viewed, in part, as a disposition of a SAR which is taxable to the employee and the employee may not be entitled to the 50% deduction generally available on the exercise or disposition of rights to acquire shares.

Given the uncertainty under the Canadian tax laws, it is strongly recommended that employees consult their tax advisors regarding their specific circumstances before electing to participate in the offer.

Exercise of Replacement Rights. Subject to the potential deferral provisions discussed below, if an existing option and corresponding SAR collectively constitute rights under an agreement to acquire Safeway shares, then upon exercise of the replacement Rights, an employee must include in income as a benefit in the year the shares are acquired, the difference between the value of the shares on the date such shares are acquired, and the applicable base price. The amount of such benefit will be added in computing the adjusted cost base to the employee of the shares acquired.

An employee may be entitled to a deduction of 50% of the amount of such income inclusion if certain conditions in the Tax Act are met.

Subject to certain requirements in the Tax Act, an employee may be able to defer a portion of such income inclusion described above until there is, for purposes of the Tax Act, a disposition of the shares acquired on exercise of the option. The maximum benefit that may be deferred is subject to an annual vesting limit of CDN $100,000. If shares in respect of which an option becomes exercisable in any particular year have a value in excess of CDN $100,000 (determined at the time the option was granted), the benefit related to the excess is not eligible for the deferral. In order to be eligible for this deferral, an election must be filed in prescribed form with the local employer of the employee by January 15th of the year following the year in which the shares are acquired upon exercise.

In the event that an existing option and corresponding SAR do not collectively constitute rights under an agreement to acquire Safeway shares, the income tax consequence of the exercise of the Rights may be significantly different than those described above. In this event, the 50% deduction and the deferral described above may not be available to an employee.

Sale of Shares. In general, a disposition or deemed disposition of shares by an employee who holds such shares as capital property will give rise to a capital gain (or a capital loss) to the extent that the proceeds of disposition exceed (or are exceeded by) the adjusted cost base of such shares to the employee, and any reasonable costs incurred to make the disposition. Generally, one-half of any such gain will be included in the employee’s income under the Tax Act for the year of disposition as a taxable capital gain. One-half of any capital loss realized on a disposition of a share may be deducted as an allowable capital loss, against taxable capital gains realized by the employee in the year of disposition, in the three years preceding the year of disposition or in any subsequent taxation year, to the extent and in accordance with the provisions of the Tax Act.

The adjusted cost base of an employee’s shares will be determined in accordance with the provisions of the Tax Act and will depend on the employee’s particular circumstances. Employees are strongly urged to consult their own tax advisor to determine the adjusted cost base of their Safeway shares.

Withholding and Reporting. Local employers will report to the CRA the amount of any benefit arising in respect of the exchange or exercise of Rights described herein, in accordance with the Tax Act and the Regulations. A copy of the prescribed forms containing prescribed information will be delivered to you prior to the last day of February in the year following the year in which such benefit arises.

Local employers are required to withhold and remit income tax and other amounts in respect of such benefits, at rates prescribed under the Tax Act, the Regulations and other relevant legislation. The amount of such withholding of tax (but not necessarily the eventual tax liability of employees) may be reduced in the case of undue hardship, in accordance with the provisions of and subject to the requirements of the Tax Act.

14.	Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Schedule A has occurred or is deemed by us to have occurred, to extend the period of time during which this offer is open, and thereby delay the acceptance for exchange of any options, by giving oral or written notice of such extension to the option holders eligible to participate in the exchange or making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, before the expiration time, including the expiration time as extended to terminate or amend this offer or to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Schedule A by giving oral or written notice of such termination, amendment or postponement to the option holders eligible to participate in the exchange and making a public announcement thereof. We will return the options elected for exchange promptly after termination or withdrawal of an offer to exchange.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Schedule A has occurred or is deemed by us to have occurred, to amend this offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer.

Amendments to this offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be announced no later than 6:00 a.m. Pacific (California) Time on the next business day after the last previously scheduled or announced expiration time. Any public announcement made pursuant to this offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

If we materially change the terms of this offer or the information concerning this offer, or if we waive a material condition of this offer, we will extend this offer. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this offer following a material change in the terms of this offer or information concerning this offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice or otherwise notify you of such action in writing after the date of such notice:

(a)	we increase or decrease the amount of consideration offered for the options;

(b)	we decrease the number of options eligible to be elected for exchange in this offer; or

(c)	we increase the number of options eligible to be elected for exchange in this offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this offer immediately prior to the increase;

and if this offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified above in this section, we will extend the offer so that the offer is open at least 10 business days following the publication, sending or giving of notice.

15.	Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this offer to exchange.

16.	Additional Information.

We recommend that, in addition to this offer to exchange and the election form, you review the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

(a) Safeway’s Annual Report on Form 10-K, as amended, for the period ended January 3, 2004.

(b) Safeway’s Definitive Proxy Statement for the 2004 Annual Meeting of Stockholders, filed with the SEC on April 13, 2004.

(c) Safeway’s Quarterly Report on Form 10-Q, as amended, for the period ended March 27, 2004.

(d) Safeway’s Quarterly Report on Form 10-Q for the period ended June 19, 2004.

(e) Safeway’s Forms S-8 (File No. 333-87289 and 333-112976) (registering shares to be issued under the Safeway Inc. 1999 Amended and Restated Equity Participation Plan), filed with the SEC on September 17, 1999 and February 20, 2004.

(f) Description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on February 20, 1990, including the amendment on Form 8 dated March 26, 1990 and any other amendments or reports we file or have filed for the purpose of update that description.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.

Room 1024

Washington, D.C. 20549

You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330.

Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov.

Our common stock is quoted on the New York Stock Exchange under the symbol “SWY” and our SEC filings can be read at the following New York Stock Exchange address:

New York Stock Exchange

11 Wall Street

New York, New York 10005

We will also provide, without charge, to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Safeway Inc.

Attention: Secretary

5918 Stoneridge Mall Road

Pleasanton, California 94588-3229

or by telephoning us at (925) 467-3000.

The information contained in this offer to exchange about Safeway should be read together with the information contained in the documents to which we have referred you.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

17.	Miscellaneous.

This offer to exchange and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of such terms or other comparable terminology. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed in our most recently filed report on Form 10-K or Form 10-Q. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this tender offer.

We are not aware of any jurisdiction where the making of this offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED STOCK OPTION EXCHANGE FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Safeway Inc.

September 7, 2004

SCHEDULE A

CONDITIONS OF THIS OFFER

Notwithstanding any other provision of this offer, we will not be required to accept any options elected for exchange, and we may terminate or amend this offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case subject to certain limitations, if at any time on and after September 7, 2004 and prior to the expiration time any of the following events has occurred, or in our reasonable judgment, has been determined by us to have occurred, regardless of the circumstances giving rise thereto:

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer, the acceptance for exchange or cancellation of some or all of the options elected for exchange pursuant to this offer or the issuance of replacement options;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

(i) make the acceptance for exchange of, or issuance of replacement options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of this offer;

(ii) delay or restrict our ability, or render us unable, to accept for exchange, cancel or issue replacement options for some or all of the options elected for exchange; or

(iii) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Safeway;

(c) there shall have occurred:

(i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(iii) the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

(v) any decrease of greater than 50% of the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Safeway or on the trading in our common stock;

(vi) in the case of any of the foregoing existing at the time of the commencement of this offer, a material acceleration or worsening thereof; or

Sch. A-1

(vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on September 7, 2004;

(d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(i) any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before September 7, 2004;

(ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before September 7, 2004 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us; or

(e) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Safeway that, in our reasonable judgment, is or may have a material adverse effect on Safeway.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration time. We may waive them, in whole or in part, at any time and from time to time prior to the expiration time, in our reasonable discretion, whether or not we waive any other condition to this offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Schedule A will be final and binding upon all persons.

Sch. A-2

SCHEDULE B

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF SAFEWAY INC.

The directors and executive officers of Safeway and their positions and offices as of September 6, 2004 are set forth in the following table:

NAME	POSITIONS AND OFFICES HELD
Steven A. Burd	Chairman of the Board of Directors, President and Chief Executive Officer
James H. Greene, Jr.	Director
Paul Hazen	Director
Hector Ley Lopez	Director
Robert I. MacDonnell	Director
Peter A. Magowan	Director
George R. Roberts	Director
Rebecca A. Stirn	Director
William Y. Tauscher	Director
Brian C. Cornell	Executive Vice President – Chief Marketing Officer
Robert L. Edwards	Executive Vice President – Chief Financial Officer
Bruce L. Everette	Executive Vice President
Larree M. Renda	Executive Vice President – Retail Operations, Human Resources, Public Affairs, Labor and Government Relations, Reengineering and Communications
David F. Bond	Senior Vice President – Finance and Control
David T. Ching	Senior Vice President – Chief Information Officer
Dick W. Gonzales	Senior Vice President – Human Resources
Robert A. Gordon	Senior Vice President – General Counsel
Kenneth M. Schachmut	Senior Vice President – Reengineering and Marketing Analysis
David R. Stern	Senior Vice President – Planning and Business Development
Jerry Tidwell	Senior Vice President – Supply Operations
Donald P. Wright	Senior Vice President – Real Estate and Engineering

The address of each director and executive officer is: c/o Safeway Inc., 5918 Stoneridge Mall Road, Pleasanton, California 94588-3229.

Sch. B-1